Filed Pursuant to Rule 424(b)(2)
                                                              File No. 333-31014

                                   PROSPECTUS

                                  25,000 SHARES
                             OF CLASS A COMMON STOCK


                          LIGHTPATH TECHNOLOGIES, INC.
                           6820 Academy Parkway, N.E.
                          Albuquerque, New Mexico 87109
                            Telephone: (505) 342-1100

         All of the shares of common stock being offered in this prospectus will be issued by LightPath Technologies to the shareholders who are offering them for sale. The total shares covered by this prospectus will be issued to the selling shareholders upon exercise of their outstanding options. The selling shareholders can use this prospectus to sell all or part of the shares they receive through the exercise of their options.

         Our common stock is traded in the over-the counter market through the Nasdaq SmallCap Market system.

                             Closing Price
         Symbol          on February 18, 2000
         ------          --------------------
         LPTHA                  $37.00

         This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "risk factors" beginning at page 6.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is March 6, 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC, 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of its public reference facilities. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

         Copies of publicly available documents that we have filed with the SEC can also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         We have filed a registration statement on Form S-3 with the SEC that covers the resale of the common stock offered by this prospectus. This prospectus is a part of that registration statement, but the prospectus does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement may not be complete and you should review the referenced document itself for a complete understanding of its terms.

         The SEC allows us to "incorporate by reference" to the information we file with them, which means that we can disclose important information to you in this prospectus by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in the common stock. In addition to previously filed documents that are incorporated by reference, documents that we file with the SEC after the date of this prospectus will automatically update the registration statement. The documents that we have previously filed and that are incorporated by reference into this prospectus include the following:

+ our annual report on Form 10-KSB/A-2 for the fiscal year ended June 30, 1999; + our proxy statement relating to the 1999 Annual Meeting except that information shown under "Security Ownership of Principal Stockholders and Management" has been modified by certain recent events as described in this prospectus on page 16;
+ our quarterly report on Form 10-QSB/A for the quarter ended September 30, 1999;
+ our quarterly report on Form 10-QSB/A for the quarter ended December 31, 1999;
+  our current report on Form 8-K filed January 18, 2000;
+ our current report on Form 8-K filed December 20, 1999; and + the description of our Class A Common Stock included in our registration statement on Form 8-A filed on January 13, 1996.

         All  documents  and reports filed by us pursuant to Sections 13 (a), 13
(c), 14 or 15 (d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the date that this offering is terminated will automatically be incorporated by reference into this prospectus

         We will provide you with copies of any of the documents incorporated by reference, at no charge to you, however, we will not deliver copies of any exhibits to those documents unless the exhibit itself is specifically incorporated by reference. If you would like a copy of any document, please write or call us at:

                          LightPath Technologies, Inc.
                           6820 Academy Parkway, N.E.
                          Albuquerque, New Mexico 87109
                            Attn: Investor Relations
                            Telephone: (505) 342-1100

         You should only rely upon the information included in or incorporated by reference into this prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. You should not assume that the information included in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date later than the date on the front of the prospectus or prospectus supplement.

                               PROSPECTUS SUMMARY

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION
STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                          LIGHTPATH TECHNOLOGIES, INC.

         LightPath produces GRADIUM(R) glass, utilizes other optical materials and specialized optical packaging concepts to produce products that manipulate light, and performs research and development for optical solutions in the fiber telecommunications and traditional optics markets.

         WHAT IS GRADIUM GLASS? GRADIUM glass is an optical quality glass material with varying refractive indices, capable of reducing optical aberrations inherent in conventional lenses and performing with a single lens tasks traditionally performed by multi-element conventional lens systems. We believe that GRADIUM glass lenses provide advantages over conventional lenses for certain applications. By reducing optical aberrations, we believe that GRADIUM glass lenses can provide sharper images, higher resolution, less image distortion, a wider usable field of view and a smaller focal spot size. By reducing the number of lenses in an optical system, GRADIUM glass can provide more efficient light transmission and greater brightness, lower production costs, and a simpler, smaller product. Although other researchers have likely sought to produce optical quality lens material with properties similar to that of GRADIUM glass, we are not aware of any other person or firm that has developed a repeatable manufacturing process for producing such material on a prescribable basis. To date, LightPath has been issued eighteen US patents for GRADIUM glass products and currently has numerous filed patent applications pending related to our GRADIUM glass materials composition, product design and fabrication processes for production. Additional patent applications have been filed or are in process for laser fusion techniques and fiberoptic optomechanical switch technologies. We are continually developing new GRADIUM glass materials with various refractive indexes and dispersion profiles and products for the telecommunications field; fiberoptic optomechanical switches, multiplexers, interconnects and cross-connects.

         TO WHAT INDUSTRIES ARE LIGHTPATH'S GRADIUM GLASS PRODUCTS BEING MARKETED? We believe that GRADIUM glass and our other optical materials can potentially be marketed for use in most optics and optoelectronics products. During 1998, we restructured our internal organization and marketing focus with the intended purpose of serving two distinct markets: optoelectronics and fiber telecommunications, and traditional optics (e.g. lasers, medical equipment, consumer optics, etc.).

         Optoelectronics technologies consist of an overlap of photonics and electronics and are key enablers of "Information Age" technologies, such as fiber optic communications, optical data storage, laser printers, digital imaging, and sensors for machine vision and environmental monitoring. Prior to 1998, we targeted various optoelectronic industry market niches as potential purchasers of our GRADIUM glass products. During 1998, we began to develop products for the emerging optoelectronics markets, specifically in the areas of fiber telecommunications. With the resolution of fiber optic issues concerning packaging and alignment and utilizing advances made by LightChip, an affiliate, in the area of WDM equipment, we began to produce and demonstrate a passive optoelectronic product, the single mode fiber collimator assembly. During 1999 we expanded this product line with the goal of demonstrating to the telecommunication optical components industry our ability to provide low cost products and provide solutions to their telecom needs.

         For traditional optics, we initially emphasized laser products because our management believed at that time that GRADIUM lenses could have a substantial immediate commercial impact in laser products with a relatively small initial financial investment. Generally, optical designers can substitute GRADIUM glass components from our standard line of products in lieu of existing conventional laser lens elements. Lasers are presently used extensively in a broad range of consumer and commercial products, including fiber optics, robotics, wafer chip inspection, bar code reading, document reproduction and audio and video compact disc machines. Because GRADIUM glass can concentrate light transmission into a much smaller focal spot than conventional lenses, we believe, and customers' test results confirm, that GRADIUM glass has the ability to improve the current standard of laser performance. One of our distributors, Permanova Lasersystems AB of Sweden, qualified GRADIUM YAG lenses into systems produced by Rofin-Sinar GmbH, a significant original equipment manufacturer, OEM, of high-powered CO2 and YAG lasers headquartered in Germany. Our growth strategy is to increase our emphasis on key laser market niches and establish the necessary products and partnership alliances to sell into Europe and Asia as well as the U.S. market. During fiscal 1999, LightPath and Rodenstock Prazisionsoptik GmbH (Rodenstock) executed an agreement to transfer to Rodenstock the exclusive, application-related utilization and distribution of GRADIUM lenses throughout the whole of Europe. The agreement was for an initial five-year period. Rodenstock's one hundred years of experience in the field of advanced optical systems and over 6,000 employees worldwide, will be a strong asset to the expansion of LightPath's presence in Europe. We have established relationships with eight foreign distributors. We believe these distributors will enable us to establish and maintain a presence in foreign and domestic markets without further investment in this product area. In addition to laser applications, we, through our printed and Internet on-line catalog, offer a standard line of GRADIUM glass lenses for commercial sales to optical designers developing particular systems for OEMs or in-house products.

         HOW HAS LIGHTPATH DEVELOPED GRADIUM GLASS PRODUCTS? From our inception in 1985 until June 1996, we were classified as a development stage enterprise that engaged in basic research and development. We believe that most of our product sales made during this period were to persons evaluating the commercial application of GRADIUM glass or using the products for research and development. During fiscal year 1997, our operational focus begin to shift to commercial product development and sales. We completed numerous prototypes for production orders and received our first orders for catalog sales of standard lens profiles. We also began to offer standard, computer-based profiles of GRADIUM glass that engineers use for product design. During fiscal 1998, sales of lenses to the traditional optics market continued with significant increases in sales of lenses used in the YAG laser market, catalog and distributor sales, and lenses used in the wafer inspection markets. In fiscal year 1998, we also began to explore the development of products for emerging markets such as optoelectronics, photonics and solar energy due to the number of potential customers' inquiries into the ability of GRADIUM glass to solve optoelectronic problems, specifically in the areas of fiber telecommunications. Our resolution of packaging and alignment issues, and advances made by LightChip, an affiliate, with WDM equipment, led us in 1998 to develop a strategy for entering the optoelectronic markets. Our first passive optoelectronic product, a single mode fiber collimator assembly, or SMF assembly, was demonstrated in February 1998. The SMF assembly is a key element in all fiber optic systems, including WDM equipment. The SMF assembly straighten and make parallel, diverging light as it exits a fiber. Beginning in fiscal 1999, we began offering, and have delivered for testing to potential customers, three product levels, the collimating lens, the SMF assembly and the large beam collimating assembly. The telecommunications collimator marketplace is currently estimated by industry experts to generate annual gross revenues of $125 million in 1999 with projected growth to $256 million in five years.

         The current focus of our development group has been to expand application of GRADIUM products to the areas of fiberoptic optomechanical switches, multiplexers, interconnects and cross-connects for the telecommunications field, further refinement of the crown glass product line to supplement its existing flint products, and further development of acrylic axial gradient material to extend the range of existing product applications.

         WHERE YOU CAN FIND US. LightPath was incorporated in Delaware in 1992. Our corporate headquarters are located at 6820 Academy Parkway East N.E., Albuquerque, New Mexico, 87109 and our telephone number is (505) 342-1100.

                                  THE OFFERING

Securities Offered by the
 Selling Shareholders ...............   A total  of  25,000  shares  of  Class A
                                        Common   Stock  are   covered   by  this
                                        prospectus.   These   shares  are  being
                                        offered as follows:

                                        25,000 shares issuable upon exercise of outstanding options held by the selling shareholders.

                                        A description of the terms of the common stock, and options are included in this prospectus under "Selling Shareholders" at page 15.

Common Stock Outstanding as of December 31, 1999

Class A Common Stock 7,470,290 shares(1)(3)

Class E-1 Common Stock 1,506,117 shares(2)

Class E-2 Common Stock 1,506,117 shares(2)

Class E-3 Common Stock 1,004,070 shares(2)

Use of Proceeds .....................   We will not receive any of the  proceeds
                                        of sales of common stock by the selling shareholders. We will receive up to $200,000 from the exercise, if any, of options by the selling shareholders.

Risk Factors ........................   The  shares  of  common  stock   offered
                                        hereby  involve  a high  degree of risk.
                                        See "Risk Factors" on page 6.

Nasdaq SmallCap Market Symbols ......   Class A Common Stock - "LPTHA"
                                        Units - "LPTHU"
                                        Class A Warrants - "LPTHW"
                                        Class B Warrants - "LPTHZ"
----------
(1) Does not include shares underlying options outstanding at December 31, 1999 to purchase 1,286,985 shares of Class A Common Stock, (which includes 71,102 options which the holders receive, upon exercise, 71,102 Class A shares, 106,652 shares of Class E-1, 106,652 shares of Class E-2 and 71,102 shares of Class E-3 Common Stock) which are exercisable at option exercise prices ranging from $2.84 to $51.56 per share and 913,015 shares of Class A Common Stock reserved for issuance upon future grants of options under LightPath's stock option plans.

(2) Each share of outstanding Class E-1 Common Stock, Class E-2 Common Stock and Class E-3 Common Stock, collectively referred to as the Class E shares, will, on a class basis, automatically convert into Class A Common Stock if and as the Company attains certain earnings levels with respect to each of the three separate classes. The Class E shares will be redeemed by LightPath in September 2000 for a nominal amount if such earnings levels are not achieved by June 30, 2000.

(3) Does not include an aggregate of 10,087,450 shares of Class A Common Stock issuable upon exercise of (i) the Unit Purchase Option (99,257 Class A common shares) granted to the IPO underwriter and the 99,257 Class A and 99,257 Class B Common Stock Purchase Warrants underlying the Unit Purchase Option; (ii) the 99,257 additional Class B Warrants issuable upon exercise of the Class A Warrants referred to in (i); (iii) 1,814,043 Class A Warrants and 1,951,845 Class B Warrants forming part of the IPO Units; (iv) the 1,814,043 additional Class B Warrants issuable upon exercise of the Class A Warrants referred to in (iii); (v) the 839,000 Class A Warrants issued at the IPO; (vi) the 839,000 additional Class B Warrants issuable upon exercise of the Class A Warrants referred to in (v) above, (vii) the additional 226,241 shares of Class A Common Stock issuable upon exercise of the Class C, Class D, Class E, Class F, Class G, and Class H Warrants,
     (viii) 1,925,000 shares of Class A Common Stock issuable upon conversion of the Series F Preferred Stock and exercise of the Class K and Class L Warrants and (ix) 281,250 shares of Class A Common Stock issuable upon exercise of the Chairman's Warrant.

FORWARD-LOOKING STATEMENTS

         Throughout this prospectus and the other documents incorporated by reference into this prospectus we make certain "forward-looking" statements. These are statements about future events, results of operation, business plans and other matters. We use words such as "expect", "anticipate", "intend" or other similar words to identify forward looking statements. These statements are made based on our current knowledge and understanding. However, there can be no assurances as to whether or not actual results will be consistent with these statements. In fact, actual events or results could vary dramatically from these statements as a result of among other factors:

         +        Economic conditions, domestically and internationally

         +        Technological developments

         +        Industry trends

         +        Risk factors described in this prospectus.

         We have no obligation to update the forward-looking statements made in this prospectus or incorporated by reference herein.

                                  RISK FACTORS

         THE FOLLOWING SUMMARY SHOULD BE READ BY YOU TOGETHER WITH THE MORE DETAILED INFORMATION INCLUDED AT OTHER SECTIONS OF THIS PROSPECTUS. IN ADDITION, YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER "RISK FACTORS" BEGINNING AT PAGE 6 OF THIS PROSPECTUS. OUR FISCAL YEAR ENDS ON JUNE 30 AND REFERENCES TO YEARS IN THIS PROSPECTUS REFER TO OUR FISCAL YEAR ENDED AS OF JUNE 30 OF THE REFERENCED CALENDAR YEAR.

WE HAVE EXPERIENCED LOSSES IN PRIOR YEARS.

         Our operations have never been profitable. We believe that our introduction of products for the telecommunication market in 1999 may generate sales in excess of amounts realized to date, although there can be no assurance in this regard. We expect to continue operating at a deficit during the current fiscal year and until such time, if ever, as our operations generate sufficient revenues to cover our costs. The likelihood of our financial success must be considered in light of the delays, uncertainties, difficulties and risks inherent in a new business, many of which are beyond our ability to control. These risks include, but are not limited to, unanticipated problems relating to product development, testing, manufacturing, marketing and competition, and additional costs and expenses that may exceed our current estimates. There can be no assurance that our revenues will increase significantly in the future or that, even if they do, our operations will ever be profitable.

WE MAY BE UNABLE TO CONTINUE OPERATING AS A GOING CONCERN.

         We have received a report from our independent auditors that includes an explanatory paragraph regarding uncertainty as to our ability to continue as a going concern. The factors cited by the auditors as raising substantial doubt as to our ability to continue as a going concern are our recurring losses from operations and resulting continued dependence on external sources of capital. We may incur losses for the foreseeable future due to the significant costs associated with the development, manufacturing and marketing of our products and due to the continued research and development activities that will be necessary to further refine our technology and products and to develop products with additional applications.

WE ANTICIPATE THE NEED FOR ADDITIONAL FUTURE FINANCING IN ORDER TO FUND OUR OPERATIONS AND PLANS FOR GROWTH.

         We anticipate that our projected product sales and the net proceeds from our private placement of 6% Convertible Debentures and related warrants, completed in July 1999, will be available to fund our working capital needs for fiscal 2000. The net proceeds from the sale in November 1999 of Series F Preferred Stock, of approximately $3.9 million, and $250,000 from the sale of 62,500 shares of Class A Common Stock to Robert Ripp, will be used to expand collimator production, to further develop the optical switch and provide working capital. Third quarter fiscal 2000 proceeds of approximately $16 million, from the redemption of the Class A Warrants, will be used for a working capital, expansion of the Albuquerque facility in terms of both capital equipment and leased facilities and addition of a leased facility in New Jersey. The Company's ability to generate these future sales will depend on the extent that the SMF assembly, collimating lenses and GRADIUM glass become commercially accepted and at levels sufficient to sustain its operations. There can be no assurance that the Company will generate sufficient revenues to fund its future operations and growth strategies. At this time the Company does not believe product sales will reach the level required to sustain its operations and growth plans beyond the near term; however the equity raised in fiscal 2000 is sufficient to meet the Company's near term objectives. We do not have any commitments from others to provide additional financing in the future and there can be no assurance that any such additional financing will be available if needed or, if available, will be on terms favorable to us. In the event such needed financing is not obtained, our operations will be materially adversely affected and we will have to cease or substantially reduce operations. Any additional equity financing may be dilutive to stockholders, and debt financings, if available, may involve restrictive covenants.

WE MAY HAVE DIFFICULTIES IN MANAGING GROWTH.

         We will need to grow our product sales and manufacturing output significantly in order to be successful. If we are unable to manage growth effectively, it could have material adverse effects on our results of operations, financial condition or liquidity. We cannot guarantee that we will successfully expand or that any expansion will enhance our profitability. We expect our planned growth will place a significant strain on our management and operations. Our future growth will depend in part on the ability of our officers and other key employees to implement and expand financial control systems and to expand, train and manage our employee base and provide support to an expanded customer base.

OUR PRODUCTS ARE AT AN EARLY STAGE OF DEVELOPMENT AND MAY NOT ACHIEVE MARKET ACCEPTANCE.

         Through June 1996, our primary activities were basic research and development of glass material properties. Our current line of GRADIUM products have not generated sufficient revenues to sustain operations and our telecommunications products are still in the introductory phase. While we believe our existing products are commercially viable, we anticipate the need to educate the optical components market in order to generate market demand and market feedback may require us to further refine these products. Development of additional product lines will require significant further research, development, testing and marketing prior to commercialization. There can be no assurance that any proposed products will be successfully developed, demonstrate desirable optical performance, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed.

OUR PRODUCTS HAVE NOT BEEN DEMONSTRATED TO BE COMMERCIALLY SUCCESSFUL.

         Our telecommunication products have not yet achieved commercial acceptance. The traditional optics have been accepted commercially, however, their benefits are not widely known. Although we are engaged in negotiations and discussions with potential customers, there can be no assurance that any such discussions will lead to development of commercially viable products or significant revenues, if any, or that any products currently existing or to be developed in the future will attain sufficient market acceptance to generate significant revenues. In order to persuade potential customers to purchase GRADIUM products, we will need to overcome industry resistance to, and suspicion of, gradient lens technology that has resulted from previous failed attempts by various researchers and manufacturers unrelated to us to develop a repeatable, consistent process for producing lenses with variable refractive indices. We must also satisfy industry-standard Bellcore Testing on telecommunication products to meet customer requirements, as well as satisfy prospective customers that we will be able to meet their demand for quantities of products, since we may be the sole supplier and licensor. We do not have demonstrated experience as a manufacturer and do not have a substantial net worth. We may be unable to accomplish any one or more of the foregoing to the extent necessary to develop market acceptance of our products. Prospective customers will need to make substantial expenditures to redesign products to incorporate GRADIUM lenses. There can be no assurances that potential customers will view the benefits of our products as sufficient to warrant such design expenditures.

WE DEPEND UPON KEY PERSONNEL.

         Our inability to retain or attract key employees could have a material adverse effect on our business and results of operations. Our operations depend, to a great extent, upon the efforts of our CEO and President, Donald Lawson, who conceived our strategic plan and who is substantially responsible for planning and guiding our direction, and upon Mark Fitch, our Senior Vice President. We also depend upon our ability to attract additional members to our management and operations teams to support our expansion strategy. The loss of any of these key employees would adversely affect our business. We have obtained a key employee life insurance policy in the amount $1,000,000 on the life of Mr. Lawson. We had fifty employees on December 31, 1999. Additional personnel will need to be hired if we are able to successfully expand our operations. There can be no assurance that we will be able to identify, attract and retain employees with skills and experience necessary and relevant to the future operations of our business.

COMPETITION MAY ADVERSELY AFFECT OUR OPERATIONS AND FINANCIAL RESULTS.

         The optical lens and telecommunication components markets are intensely competitive and numerous companies offer products and services competitive to those offered by us. Substantially all of these competitors have greater financial and other resources than we do. We compete with manufacturers of conventional spherical lens products and aspherical lens products, producers of optical quality glass and other developers of gradient lens technology and telecom product manufacturers. In the markets for conventional and aspheric lenses, we are competing against, among others, established international industry giants. Many of these companies also are primary customers for optical components, and therefore have significant control over certain markets for our products. We are also aware of other companies that are attempting to develop radial gradient lens technology. There may also be others of which we are not aware that are attempting to develop axial gradient lens technology similar to our technology. There can be no assurance that existing or new competitors will not develop technologies that are superior to or more commercially acceptable than our existing and planned technology and products.

WE HAVE LIMITED MARKETING AND SALES CAPABILITIES, AND MUST MAKE SALES IN A FRAGMENTED MARKET.

         Our operating results will depend to a large extent on our ability to educate the various industries utilizing optical glass about the advantages of GRADIUM and other optical materials to market products to the participants within those industries. We currently have very limited marketing capabilities and experience and will need to hire additional sales and marketing personnel, develop additional sales and marketing programs and establish sales distribution channels in order to achieve and sustain commercial sales of our products. Although we have developed a marketing plan, there can be no assurance that the plan will be implemented or, if implemented, will succeed in creating sufficient levels of customer demand for our products. The markets for optical lenses and telecommunication components are highly fragmented. Consequently, we will need to identify and successfully target particular market segments in which we believe we will have the most success. These efforts will require a substantial, but unknown, amount of effort and resources.

         The fragmented nature of the optical products market may impede our ability to achieve commercial acceptance for our products. In addition, our success will depend in great part on our ability to develop and implement a successful marketing and sales program. There can be no assurance that any marketing and sales efforts undertaken by us will be successful or will result in any significant product sales.

WE ARE HIGHLY DEPENDENT ON OUR PATENTS AND PROPRIETARY TECHNOLOGY.

         Our success will depend, in part, on our ability to obtain protection for products and technologies under United States and foreign patent laws, to preserve trade secrets, and to operate without infringing the proprietary rights of others. There can be no assurance that patent applications relating to our products or potential products will result in patents being issued, that any issued patents will afford adequate protection or not be challenged, invalidated, infringed or circumvented, or that any rights granted will afford competitive advantages to us. Furthermore, there can be no assurance that others have not independently developed, or will not independently develop, similar products and/or technologies, duplicate any of our product or technologies, or, if patents are issued to, or licensed by, us, design around such patents. There can be no assurance that patents owned or licensed and issued in one jurisdiction will also issue in any other jurisdiction. Furthermore, there can be no assurance that we can adequately preserve proprietary technology and processes that we maintain as trade secrets. If we are unable to develop and adequately protect our proprietary technology and other assets, our business, financial condition and results of operations will be materially adversely affected.

OUR BUSINESS DEPENDS UPON THE EFFORTS OF THIRD PARTIES.

         Our strategy for the research, development and commercialization of certain products entails entering into various arrangements with corporate partners, OEMs, licensees and others in order to generate product sales, license fees, royalties and other funds adequate for product development. We may also rely on our collaborative partners to conduct research efforts, product testing and to manufacture and market certain of our products. Although we believe that parties to any such arrangements would have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities may not be within our control. There can also be no assurance that we will be successful in establishing any such collaborative arrangements or that, if established, the parties to such arrangements will assist us in commercializing products. We currently have development agreements with a mechanical switch manufacturer and an endoscope manufacturer pursuant to which we have developed prototypes of products for use in each of those areas. However, there can be no assurance that such agreements will progress to a production phase or, if production commences, that we will receive significant revenues from these relationships. We have a non-exclusive agreement with a catalog company to distribute certain of its products. We have formalized relationships with eight foreign distributors to create markets for GRADIUM in their respective countries. There can be no assurance that these parties, or any future partners, will perform their obligations as expected or that any revenue will be derived from such arrangements.

WE HAVE ONLY LIMITED MANUFACTURING CAPABILITIES.

         We believe that our present manufacturing facilities, with the clean room addition which was completed in October 1999, are sufficient for our planned operations in fiscal 2000. We have acquired additional manufacturing space in January 2000 to allow for expansion of our manufacturing capabilities. However, we do not have any experience manufacturing products in quantities sufficient to meet commercial demand. If we are unable to manufacture products in sufficient quantities and in a timely manner to meet customer demand, our business, financial condition and results of operations will be materially adversely affected.

WE FACE PRODUCT LIABILITY RISKS.

         The sale of our optical products will involve the inherent risk of product liability claims by others. We do not currently maintain product liability insurance coverage, although we do intend to procure such insurance in the future. Product liability insurance is expensive, subject to various coverage exclusions and may not be obtainable on terms acceptable to us. Moreover, the amount and scope of any coverage may be inadequate to protect us in the event that a product liability claim is successfully asserted.

WE WILL RECOGNIZE A SUBSTANTIAL CHARGE TO INCOME UPON CONVERSION OF OUR CLASS E COMMON STOCK.

         In the event any shares of the Class E Common Stock held by stockholders who are officers, directors, employees or consultants of the Company reach targets to enable conversion into shares of Class A Common Stock, we will record compensation expense for financial reporting purposes during the period in which the targets are reached and conversion appears probable. Such charge will equal the fair market value of such shares on the date of release, which may be substantial. Although the amount of compensation expense recognized will not affect the total stockholders' equity, it may have a material negative effect on the market price of our securities, particularly the shares of Class A

Common Stock. Additionally, since Class E shares are not treated as outstanding for purposes of earnings per share calculations, the increase in the number of shares of Class A Common Stock upon conversion of any series of Class E Common Stock may have a material adverse effect on our earnings per share.

OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY PROBLEMS ASSOCIATED WITH THE YEAR 2000 ISSUE.

         Some computer applications were originally designed to recognize calendar years by their last two digits. As a result, calculations performed using these truncated fields will not work properly with dates from the year 2000 and beyond. This problem is commonly referred to as the "Year 2000 Issue". The Company has not incurred any problems since January 1, 2000 either internally or with third parties concerning Year 2000. The Company will continue to monitor third parties with whom it has a material relationship throughout the remainder of the first calendar quarter of 2000.

OUR STOCK PRICE IS VOLATILE.

         Broad market fluctuations or fluctuations in our operations may adversely affect the market price of our common stock. The market for our common stock is volatile. The trading price of our common stock has been and will continue to be subject to:

          +    Volatility in the trading markets generally;

          + significant fluctuations in response to quarterly variations in operating results;

          + announcements regarding our business or the business of our competitors;

          + changes in prices of our or our competitors' products and services;

          +    changes in product mix; and

          + changes in revenue and revenue growth rates for us as a whole or for geographic areas, and other events or factors.

         Statements or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we operate or expect to operate could have an adverse effect on the market price of our common stock. In addition, the stock market as a whole has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many small cap companies and which often have been unrelated to the operating performance of these companies.

POTENTIAL CONTROL BY THE EXISTING MANAGEMENT AND SHAREHOLDERS.

         If our management and shareholders act in concert, disposition of matters submitted to shareholders or the election of the entire Board of Directors may be hindered. The principal stockholders beneficially owned 12% of the total combined voting power of all of the Common Stock outstanding at August 19, 1999.

SOME PROVISIONS IN OUR CHARTER DOCUMENTS AND BYLAWS MAY HAVE ANTI-TAKEOVER EFFECTS.

         Our Articles of Incorporation and Bylaws contain some provisions that could have the effect of discouraging a prospective acquirer from making a tender offer, or which may otherwise delay, defer or prevent a change in control.

ABSENCE OF DIVIDENDS TO SHAREHOLDERS.

         Our Board has never declared a dividend on our common stock. We do not anticipate paying dividends on the common stock in the foreseeable future. It is anticipated that earnings, if any, will be reinvested in the expansion of our business.

OUR WARRANTS AND OPTIONS MAY AFFECT OUR FUTURE FINANCING.

         The existence of our outstanding Preferred Stock, options or warrants may adversely affect the terms on which we can obtain additional financing. As of December 31, 1999, there was outstanding:

          + 2,653,043 Class A Warrants to purchase an aggregate of 2,653,043 shares of Class A Common Stock and 2,653,043 Class B Warrants;

          + 1,951,845 Class B Warrants to purchase 1,951,845 shares of Class A Common Stock;

          + the Unit Purchase Option to purchase an aggregate of 99,257 Units, which consist of 99,257 Class A Common Stock, 99,257 Class A Warrants to purchase an aggregate of 99,257 shares of Class A Common Stock and 99,257 Class B Warrants, and 99,257 Class B Warrants;

          + 58,267 shares of Class A Common Stock issuable upon exercise of Class C and Class D Warrants;

          + 125,987 shares of Class A Common Stock issuable upon exercise of Class E and Class F Warrants;

          + 41,987 shares of Class A Common Stock issuable upon exercise of Class G and Class H Warrants;

          + 1,925,000 shares of Class A Common Stock reserved for issuance to the selling shareholders upon conversion of the Series F Preferred stock and exercise of the Class K and Class L Warrants;

          + 281,250 shares of Class A Common Stock issuable upon exercise of the Chairman's Warrant;

          + outstanding options to purchase an aggregate of 1,286,985 shares of Class A Common Stock (which includes 71,102 options for which the holder receives, upon exercise, 71,102 shares of Class A, 106,652 shares of Class E-1, 106,652 shares of Class E-2 and 71,102 shares of Class E-3 Common Stock);

          + 913,015 shares of Class A Common Stock reserved for issuance pursuant to future grants made under the Omnibus Incentive Plan and Directors Stock Incentive Plan.

         For the life of such options, warrants and Preferred Stock, the holders will have the opportunity to profit from a rise in the price of the underlying common stock, with a resulting dilution in the interest of other holders of common stock upon exercise or conversion. Further, the option and warrant holders can be expected to exercise their options and warrants at a time when we would, in all likelihood, be able to obtain additional capital by an offering of our unissued common stock on terms more favorable to us than those provided by such options or warrants.

         The eligibility of the foregoing shares to be sold to the public, whether pursuant to Rule 144 or an effective registration statement, may have a material adverse effect on the market value and trading price of the common stock.

WE HAVE AGREED TO CERTAIN LIMITATIONS UPON POTENTIAL LIABILITY OF OUR DIRECTORS.

         Our Certificate of Incorporation provides that directors will not be personally liable for monetary damages to LightPath or its stockholders for a breach of fiduciary duty as a director, subject to limited exceptions. Although such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, the presence of these provisions in the Certificate of Incorporation could prevent the recovery of monetary damages by LightPath or its stockholders.

THE LIQUIDITY OF OUR STOCK COULD BE SEVERELY REDUCED IF IT BECOMES CLASSIFIED AS PENNY STOCK.

         If our securities were delisted from Nasdaq, they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors".

         The Commission has adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require substantial additional disclosure obligations. The foregoing required penny stock restrictions will not apply to our securities so long as they continue to be listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that our securities will qualify for exemption from these restrictions. In any event, even if our securities were exempt from such restrictions, they would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest.

         If our securities were subject to the existing rules on penny stocks, the market liquidity for our securities could be severely adversely affected.

WE MUST MAINTAIN COMPLIANCE WITH CERTAIN CRITERIA IN ORDER TO MAINTAIN LISTING OF OUR SHARES ON THE NASDAQ MARKET.

         The Units, Class A Common Stock and Class A and Class B Warrants are currently traded on the Nasdaq SmallCap Market. Failure to meet the applicable quantitative and/or qualitative maintenance requirements of Nasdaq could result in our securities being delisted from Nasdaq, with the result that such securities would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau Incorporated. As a consequence of such delisting, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of our securities. Among other consequences, delisting from Nasdaq may cause a decline in the stock price and difficulty in obtaining future financing.

WE MAY NOT HAVE ENOUGH FUNDS AVAILABLE TO REDEEM OUTSTANDING SHARES OF PREFERRED STOCK.

         In the event of automatic conversion of the Series F Preferred Stock, three years after issuance, or exercise of their accompanying Class K warrants in a manner that would cause an undue dilution of its common stock, LightPath has the right to redeem such preferred stock and warrants for cash. In addition, a Liquidation Event, as defined in the applicable Certificate of Designation, may require redemption of the Series F Preferred Stock for cash. There can be no assurance that in either of the foregoing events we will have adequate cash to effect such cash redemptions.

RISK THAT FORWARD-LOOKING STATEMENTS MAY NOT COME TRUE.

         This prospectus and the documents incorporated herein by reference, contain forward-looking statements that involve risks and uncertainties. We use words such as "believe", "expect," "anticipate," "plan" or similar words to identify forward-looking statements. Forward-looking statements are made based upon our belief as of the date that such statements are made. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus.

         SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The Proxy Statement for the 1999 Annual Meeting contained information concerning the number of shares included in the Voting Trust that Leslie Danziger, former Chairwoman of the Board of Directors was entitled to vote. As of September 16, 1999, Ms. Danziger is no longer the Chairwoman of the Board and as a result the Voting Trust has dissolved by its terms. Information in the proxy statement or any other documents incorporated by reference into this prospectus concerning the Voting Trust is no longer applicable and all shares previously subject to the voting trust are now held directly by their beneficial owners, each of whom independently votes and has the power to dispose of such shares.

                              SELLING SHAREHOLDERS

         On August 4, 1997, we issued options to purchase 25,000 shares of Class A Common Stock to RCG Capital Markets, Inc. pursuant to a Stock Option Agreement of the same date. Each option entitles the holder to purchase one share of Class A Common Stock at $8.00 per share at any time through August 4, 2007. This Prospectus covers shares of Class A Common Stock that may be acquired by the selling shareholders upon exercise of the options.

         The following table provides information as of January 31, 2000, with respect to the Class A Common Stock beneficially owned by each selling shareholder. For purposes of the information set forth in this table we assume that all of the 25,000 options are exercised. RCG Capital has a material relationship with us. Information about this relationship is disclosed under "Certain Relationships" below. We believe that RCG Capital has sole voting and investment power with respect to the respective shares of Class A Common Stock set forth opposite its name. The shares of Class A Common Stock offered by this prospectus may be offered from time to time by RCG Capital or its nominees

Total Shares Class A Common Stock
Outstanding As Of January 31, 2000           8,672,581

                Number of Shares                 Number of Shares
                  Beneficially      Number of      Beneficially     Percent of     Percent of All
                 Owned Prior to   Shares being     Owned After       Class A        Classes of
                  the Offering      Offered       the Offering     Common Stock    Common Stock
                  ------------      -------       ------------     ------------    ------------
RCG Capital
Markets Group,
Inc.                25,000           25,000             0                *               *

----------
* Represents beneficial ownership of less than 1%

                                 USE OF PROCEEDS

         The selling shareholders will receive the net proceeds from the sale of its shares of common stock. We will not receive any proceeds from these sales. We will however receive proceeds from the exercise of the options. Each option entitles the holder to purchase shares of common stock at a price per share of $8.00. This purchase price is payable in cash or by surrendering a number of shares of our common stock having a fair market value equal to the applicable exercise price on the exercise date. If all of the options are exercised for cash, we will receive up to $200,000.

                              CERTAIN RELATIONSHIPS

         All of the options were issued to RCG Capital Markets Group, Inc. as partial compensation for their services as the Company's Financial Relations Consultant.

                         DETERMINATION OF OFFERING PRICE

         The selling shareholders may use this prospectus from time to time to sell their shares of common stock at a price determined by the shareholder making such sale. The price at which the common stock is sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

                              PLAN OF DISTRIBUTION

         The  common  stock  may be  sold  from  time  to  time  by the  selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold in one or more of the following types of transactions:

         (a) a block trade in which a selling shareholder will engage a broker-dealer who will then attempt to sell the common stock, or position and resell a portion of the block as principal to facilitate the transaction;

         (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

         (c) an exchange distribution in accordance with the rules of such exchange; and

         (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

         In connection with distributions of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell common stock short and redeliver the common stock to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the common stock, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling shareholders may also loan or pledge common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged common stock pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold in an unregistered transaction under Rule 144 rather than pursuant to this prospectus.

         RCG Capital is bearing all of the costs and expenses of registering under the Securities Act the sale of the common stock offered by this prospectus. Commissions and discounts, if any, attributable to the sales of the common stock will be borne by the selling shareholders.

         We have agreed to indemnify the selling shareholders against certain liabilities in connection with the offering of the common stock, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the common stock against various liabilities, including liabilities arising under the Securities Act.

         In order to comply with the securities laws of various states, if applicable, sales of the common stock made in those states will only be made through registered or licensed brokers or dealers. In addition, some states do not allow the securities to be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling shareholders.

         Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution. In addition to those restrictions, each selling shareholder will be subject to the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M and Rule 10b-7, which provisions may limit the timing of the purchases and sales of our securities by the selling shareholders.

                            DESCRIPTION OF SECURITIES

         We have previously registered our Class A Common Stock under the Exchange Act by filing a Form 8-A on January 13, 1996. Please refer to that registration statement for a description of the rights, privileges and preferences of our common stock.

                                  LEGAL MATTERS

         Certain legal matters have been passed upon for us by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona.

                                     EXPERTS

         Our financial statements as of June 30, 1999 and 1998, and for the years then ended, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The report of KPMG LLP covering the June 30, 1999, financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and resulting continued dependence on external sources of capital raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         On October 13, 1997, James L. Adler, Jr. was appointed to serve as a director of LightPath until the 2000 annual meeting of shareholders. Mr. Adler is a partner of the law firm of Squire, Sanders & Dempsey L.L.P., which has issued an opinion as to the validity of the shares offered by this prospectus and also provides legal services to us on a regular basis. Mr. Adler owns options under the Directors Stock Option Plan to purchase 50,176 shares of Class A Common Stock at exercise prices ranging from $2.84 to $9.81. As of January 31, 2000, these shares represented less than 1% of the total outstanding shares of Class A Common Stock.

                                 INDEMNIFICATION

         Article TENTH of the Company's Certificate of Incorporation, as amended, provides as follows:

         TENTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 174 of the DGCL. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

         Article VII of the Company's Bylaws provides, in summary, that the Company is required to indemnify to the fullest extent permitted by applicable law, any person made or threatened to be made a party or involved in a lawsuit, action or proceeding by reason that such person is or was an officer, director, employee or agent of the Company. Indemnification is against all liability and loss suffered and expenses reasonably incurred. Unless required by law, no such indemnification is required by the Company of any person initiating such suit, action or proceeding without board authorization. Expenses are payable in advance if the indemnified party agrees to repay the amount if he is ultimately found to not be entitled to indemnification. For a full text of Article VI of the Bylaws, see Exhibit 3.3 to this Registration Statement.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, the Securities Act, may be permitted to directors, officers and controlling person of LightPath pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

======================================    ======================================
NO  DEALER,   SALES  PERSON  OR  OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION    OR    TO    MAKE    ANY
REPRESENTATION    OTHER   THAN   THOSE          LIGHTPATH TECHNOLOGIES, INC.
CONTAINED IN THIS  PROSPECTUS  AND, IF
GIVEN OR  MADE,  SUCH  INFORMATION  OR
REPRESENTATION MUST NOT BE RELIED UPON
AS  HAVING  BEEN   AUTHORIZED  BY  THE
COMPANY  OR  ANY   UNDERWRITER.   THIS
PROSPECTUS   DOES  NOT  CONSTITUTE  AN
OFFER TO SELL OR A SOLICITATION  OF AN                 25,000 SHARES
OFFER  TO BUY  ANY  OF THE  SECURITIES              CLASS A COMMON STOCK
OFFERED   HEREBY   BY  ANYONE  IN  ANY
JURISDICTION  IN WHICH  SUCH  OFFER OR
SOLICITATION  IS NOT  AUTHORIZED OR IN
WHICH THE PERSON  MAKING SUCH OFFER OR                   PROSPECTUS
SOLICITATION IS NOT QUALIFIED TO DO SO
OR  TO  ANY   PERSON  TO  WHOM  IT  IS
UNLAWFUL   TO  MAKE   SUCH   OFFER  OR
SOLICITATION  IN  SUCH   JURISDICTION.
NEITHER    THE    DELIVERY   OF   THIS
PROSPECTUS NOR ANY SALE MADE HEREUNDER
SHALL, UNDER ANY CIRCUMSTANCES, CREATE
ANY  IMPLICATION  THAT THE INFORMATION
HEREIN  IS  CORRECT  AS  OF  ANY  TIME
SUBSEQUENT  TO THE DATE HEREOF OR THAT
THERE   HAS  BEEN  NO  CHANGE  IN  THE
AFFAIRS  OF  THE  COMPANY  SINCE  SUCH
DATE.

           TABLE OF CONTENTS
                                  Page
                                  ----
Where You Can Find More
 Information                      (ii)
Prospectus Summary                   1
The Offering                         4
Risk Factors                         6
Security Ownership of Principal
 Stockholders and Management        16                 March 6, 2000
Selling Shareholders                16
Use of Proceeds                     17
Certain Relationships               17
Determination of Offering Price     17
Plan of Distribution                17
Description of Securities           19
Legal Matters                       19
Experts                             19
Interest of Named Experts
 and Counsel                        19
Indemnification                     19
======================================    ======================================